EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

among
ARCHER-DANIELS-MIDLAND COMPANY,
ADM MILLING CO.,
ADM ACQUISITION LLC,
and
MINNESOTA CORN PROCESSORS, LLC
dated as of
July 11, 2002

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ii

AGREEMENT AND PLAN OF MERGER

      This Agreement and Plan of Merger (this “Agreement”), dated as of July 11, 2002, is made among Archer-Daniels-Midland Company, a Delaware corporation (“Parent”), ADM Milling Co., a Minnesota corporation and wholly owned subsidiary of Parent (“Parent Subsidiary”), ADM Acquisition LLC (“Merger Subsidiary”), a Colorado limited liability company owned 98.57% by Parent and 1.43% by Parent Subsidiary, and Minnesota Corn Processors, LLC, a Colorado limited liability company (the “Company”).

Recitals

      The members of Merger Subsidiary and the Boards of Directors of Parent, Parent Subsidiary, and the Company deem it advisable and in the best interests of each company and its respective stockholders and members that Parent and Parent Subsidiary acquire all of the outstanding membership units in the Company that Parent does not currently own.

      The acquisition of such membership interests shall be effected by the terms of this Agreement through a transaction in which Merger Subsidiary will merge with and into the Company and the holders (the “Class A Holders”) of Class A units of membership interest in the Company (“Class A Units”) will be entitled to receive cash from Parent and Parent Subsidiary in exchange for their Class A Units (the “Merger”).

Agreement

      Now, therefore, the parties agree as follows:

ARTICLE I

THE MERGER

      SECTION 1.1     The Merger. Upon the terms of, and subject to the conditions set forth in, this Agreement, at the Effective Time (defined in Section 1.3), Merger Subsidiary shall be merged with and into the Company in accordance with the Colorado Limited Liability Company Act (the “CLLCA”). The Company shall be the surviving organization in the Merger. (The term “Surviving Organization” refers to the Company in its capacity as the surviving organization in the Merger.) The address of the Surviving Organization shall be 4666 Faries Parkway, Decatur, Illinois 62526. The effects and the consequences of the Merger are as set forth in Section 1.4.

      SECTION 1.2     Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. (Central Time) on the business day following the date on which the last of the closing conditions set forth in Article VII has been met or waived in accordance with this Agreement (other than those that by their terms cannot be satisfied until the time of the Closing), or on such other date or at such other time as may be agreed to by the parties (the date of the Closing is referred to as the “Closing Date”). The Closing shall take place at the offices of Faegre & Benson LLP, 90 South Seventh Street, Minneapolis, Minnesota 55402, or at such other location as may be agreed to by the parties.

      SECTION 1.3     Effective Time of the Merger. Subject to the provisions of this Agreement, the Company shall file with the Colorado Secretary of State a duly prepared statement of merger (the “Merger Certificate”). The Merger Certificate shall be filed as soon as practicable on the Closing Date (or such other date as may be agreed to by the parties) following the Closing. The Merger shall become effective upon the filing of the Merger Certificate with the Colorado Secretary of State in accordance with Section 7-80-1005 of the CLLCA (the date and time at which the Merger becomes effective is referred to as the “Effective Time”).

      SECTION 1.4     Effects of the Merger. At the Effective Time:

      (a) Merger Subsidiary shall be merged with and into the Company, the separate existence of Merger Subsidiary shall cease, and the Company shall be the Surviving Organization;

      (b) the articles of organization of the Company shall be the articles of organization of the Surviving Organization, and the Surviving Organization shall have no operating agreement;

      (c) Parent shall own approximately 99%, and Parent Subsidiary shall own approximately 1%, of the outstanding membership interests of the Surviving Organization; and

      (d) the Merger shall have all the other effects prescribed in the CLLCA.

ARTICLE II

CONVERSION OF SECURITIES

      SECTION 2.1     Effects on Equity Securities. Subject to the other provisions of this Article II, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Parent Subsidiary, Merger Subsidiary, the Company, or the holder of any of the following securities:

      (a) Company Membership Units.

(i) Each issued and outstanding Class A unit shall be exchanged for the right to receive from Parent and Parent Subsidiary an aggregate amount in cash equal to $2.90 (the “Merger Consideration”).

(ii) Each issued and outstanding Class B unit of membership interest in the Company shall remain outstanding with no change.

      (b) Merger Subsidiary Membership Units. Each issued and outstanding unit of membership interest in Merger Subsidiary shall be canceled and the capital contributions of the members thereof shall be returned.

      (c) No Dissenters’ Rights. Pursuant to Section 3.19 of the Company’s operating agreement, the Class A Holders shall not have any dissenters’ or appraisal rights in connection with the Merger.

      SECTION 2.2     Payment for Class A Units.

      (a) At or before the Effective Time, Parent and Parent Subsidiary shall deposit (in proportion to their membership interests in Merger Subsidiary) in immediately available funds with Hickory Point Bank & Trust, fsb, or any other disbursing agent of Parent and Parent Subsidiary that is selected by Parent and Parent Subsidiary and that is organized under the laws of the United States or any state of the United States and has capital, surplus, and undivided profits of at least $500 million (the “Disbursing Agent”), an amount equal to the product of the number of Class A Units issued and outstanding immediately before the Effective Time multiplied by the Merger Consideration, less amounts permitted to be withheld from certain Class A Holders under Section 2.3 (the “Fund”). Out of the Fund, the Disbursing Agent shall make on behalf of Parent and Parent Subsidiary, respectively, and in proportion to their membership interests in Merger Subsidiary, the payments referred to in Section 2.1(a)(i), subject to the other provisions of this Article II. The Disbursing Agent may invest portions of the Fund as Parent and Parent Subsidiary direct, but substantially all such investments shall be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations receiving the highest rating from either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, or in certificates of deposit, bank repurchase agreements, or bankers’ acceptances of commercial banks with capital, surplus, and undivided profits exceeding $500 million (collectively, “Permitted Investments”), or in money market funds invested solely in Permitted Investments. Any net profit resulting from, or interest or income produced by, such investments shall be payable to Parent and Parent Subsidiary in proportion to their membership interests in Merger Subsidiary. Any amount remaining in the Fund one year after the Effective Time may be refunded to Parent and Parent Subsidiary at their option, but Parent and Parent Subsidiary shall be liable for any cash payments required to be made thereafter under this Article II.

      (b) As soon as practicable after the Effective Time, the Disbursing Agent shall mail to each Class A Holder a letter of transmittal (the “Letter of Transmittal”) and instructions for its use in effecting the surrender of certificates representing Class A Units (“Certificates”) in exchange for cash under this Article II. The Letter of Transmittal shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of Certificates to the Disbursing Agent. The Disbursing Agent, as soon as practicable following receipt of any Certificate together with the Letter of Transmittal, duly executed, and any other items as may be reasonably required to be delivered to the Disbursing Agent, as specified by the Letter of Transmittal, shall pay, by check or draft, to the person or persons entitled thereto, the amount determined by multiplying the number of Class A Units represented by the Certificate so surrendered by the Merger Consideration, less any amounts permitted to be withheld under Section 2.3. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name a Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting the payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of Parent and Parent Subsidiary that the tax has been paid or is not applicable.

      (c) If any Certificate has been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming any such Certificate to have been lost, stolen, or destroyed, the amount to which such person would have been entitled hereunder but for failure to deliver the Certificate to the Disbursing Agent shall nevertheless be paid to such person, but Parent and Parent Subsidiary may, in their sole discretion and as a condition precedent to such payment, require such person to give Parent and Parent Subsidiary a bond in such reasonable sum (the cost of which shall not exceed 1% of the aggregate amount of the Merger Consideration payable in respect of the Class A Units represented by the Certificate) as Parent and Parent Subsidiary may direct as indemnity against any claim that may be had against Parent, Parent Subsidiary, or the Surviving Organization with respect to the Certificate alleged to have been lost, stolen, or destroyed.

      SECTION 2.3     Offset of 1996 Loss Payable. Promptly following the Effective Time, Parent, using the records of the Company, shall prepare a schedule of Class A Holders having outstanding obligations to the Company relating to the “1996 Loss Payable” (defined in the Company’s operating agreement) as of the Effective Time. The schedule shall set forth the aggregate amount of each such Class A Holder’s obligations to the Company relating to the 1996 Loss Payable. For each such Class A Holder, Parent and Parent Subsidiary shall be entitled to withhold from the Merger Consideration otherwise payable to the Class A Holder hereunder an amount equal to the aggregate obligations of such holder to the Company relating to the 1996 Loss Payable divided by the number of Class A Units held by the holder (rounded to the nearest one-tenth of a cent). Parent and Parent Subsidiary shall, or shall cause the Disbursing Agent to, mail to each such Class A Holder a statement showing the aggregate and per-unit amount of such withholding with respect to that Class A Holder.

      SECTION 2.4     No Further Rights. From and after the Effective Time, each Class A Member (as defined in the Company’s operating agreement) shall cease to have any rights as a Class A Member, except for the right to surrender the member’s Certificate in exchange for the payment provided under this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as otherwise set forth in the disclosure schedule delivered by the Company to Parent and Parent Subsidiary concurrently with the execution and delivery of this Agreement (the “Company

Disclosure Schedule”), the Company represents and warrants to Parent, Parent Subsidiary, and Merger Subsidiary as follows:

      SECTION 3.1     Organization, Standing, Qualification.

      (a) Each of the Company’s Subsidiaries (defined below) is listed in the Company Disclosure Schedule under the heading “Subsidiaries.” Each of the Company and its Subsidiaries is a limited liability company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization (as identified in the Company Disclosure Schedule) and has the requisite company power and company authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated, or leased by it, or the nature of its business, makes such qualification or licensing necessary, except such jurisdictions where failure to be so qualified, licensed, or in good standing would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect (defined below).

      (b) Copies of the articles of organization and operating agreement (or similar organizational documents) of the Company and each of its Subsidiaries have been provided to Parent and Parent Subsidiary and are complete and correct as of the date of this Agreement.

      (c) “Company Material Adverse Effect” means a material adverse effect upon the business, operations, results of operations, properties, assets, or financial condition of the Company and its Subsidiaries taken as a whole, or on the Company’s ability to timely consummate the Merger. “Company Material Adverse Effect” does not include any such effect resulting from:

(i) any change, event, occurrence, or condition generally applicable to any of the industries in which the Company and its Subsidiaries operate;

(ii) general economic or market conditions;

(iii) any change, event, occurrence, or condition resulting from this Agreement or the announcement of the execution of this Agreement or the consummation of the transactions contemplated hereby, including the dissolution of Corn Products MCP Sweeteners LLC, a Delaware limited liability company (“CPMCP”), pursuant to the Corn Products MCP Sweeteners LLC Limited Liability Company Agreement, dated December 1, 2000, between the Company and Corn Products International, Inc., or the announcement thereof;

(iv) the failure to obtain any applicable regulatory or third-party consents that may be required in connection with this Agreement or the transaction contemplated hereby; or

(v) changes to United States generally accepted accounting principles (“GAAP”) after the date of this Agreement.

      (d) A “Subsidiary” means, with respect to any party to this Agreement, any limited liability company, corporation, or other entity in which the party owns, directly or indirectly, more than 50% of the securities or other ownership interests having by their terms ordinary voting power to elect at least a majority of the board of directors or other persons performing similar functions. CPMCP is not deemed to be a Subsidiary of the Company.

      SECTION 3.2     Capitalization. The authorized capitalization of the Company consists of (a) 350 million Class A Units, of which, as of the date hereof, 136,618,940 Class A Units are issued and outstanding, and (b) 150 million Class B Units, of which, as of the date hereof, 58,622,430 are issued and outstanding. All of the issued and outstanding equity securities of the Company and of each of its Subsidiaries have been duly authorized and validly issued, are fully paid, and nonassessable, and were not granted in violation of any preemptive rights. There are no outstanding subscriptions, options, warrants, calls, rights, or other agreements, arrangements, or commitments under which the Company or any of its Subsidiaries is or may become obligated to issue, sell, transfer, or otherwise dispose of, or purchase, redeem, or otherwise acquire, any units of membership interest or shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, and there are no outstanding securities convertible into or exchangeable for any such units, capital stock, or other equity or voting interests. There are no voting trusts, proxies, or other agreements or understandings to which the Company is a party with respect to the voting of the Class A Units. The Company owns, directly or indirectly, all of the issued and outstanding equity securities of every class of each of its Subsidiaries, free and clear of all liens, security interests, pledges, charges, and other encumbrances. The Company Disclosure Schedule contains a complete and correct list of each corporation, limited liability company, partnership, joint venture, or other business association or entity in which the Company or any of its Subsidiaries has any direct or indirect equity ownership interest (other than the Subsidiaries listed in the Company Disclosure Schedule).

      SECTION 3.3     Authorization and Execution. The Company has the power and authority to execute and deliver this Agreement and, subject to approval by the requisite percentage of the Class A Members at the Special Meeting (defined in Section 6.1(a)), to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by the Company have been duly authorized by the Board of Directors of the Company, and no further company action of the Company, other than the approval of the Class A Members, is necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the accuracy of the representations and warranties of Parent, Parent Subsidiary, and Merger Subsidiary set forth in Article IV, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

      SECTION 3.4     No Conflicts. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, will:

      (a) conflict with or result in a breach of the articles of organization, operating agreement, or similar organizational documents, as currently in effect, of the Company or any of its Subsidiaries;

      (b) require any filing with, or consent or approval of, any governmental, administrative, or regulatory body or authority having jurisdiction over any of the business or assets of the Company or any of its Subsidiaries, except for:

(i) compliance with the Securities Exchange Act of 1934 (the “Exchange Act”), including the filing with the Securities and Exchange Commission (“SEC”) of the Proxy Statement (defined in Section 6.1(b)) and such reports and other filings under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby;

(ii) the filing of the Certificate of Merger with the Colorado Secretary of State; and

(iii) the filings required by the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder (the “HSR Act”);

      (c) violate any statute, law, ordinance, permit, license, rule, or regulation applicable to the Company or any of its Subsidiaries or any injunction, judgment, order, writ, decision, or decree applicable to the Company or any of its Subsidiaries or their respective properties or assets, in each case except for any such violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

      (d) result in a breach of, or constitute a default or an event that, with or without the passage of time or the giving of notice, or both, would constitute a default, give rise to a right of termination, cancellation, or acceleration, create any entitlement of any third party to any material payment or benefit, require notice to, or the consent of, any third party, or result in the creation of any lien on the assets of the Company or any of its Subsidiaries under, any Material Contract (defined in Section 3.10), in each case except for any such breaches or defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      SECTION 3.5     SEC Reports; Financial Statements; No Undisclosed Liabilities.

      (a) The Company has made available to Parent and Parent Subsidiary, in the form filed with the SEC, all reports and other filings (including amendments to previously filed documents) filed by the Company with the SEC from January 1, 2001 to the date of this Agreement (all such reports and other filings are collectively called the “Company SEC Reports” and each is individually called a “Company SEC Report”). No Company SEC Report, as of its filing date, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and each Company SEC Report at the time of its filing complied as to form in all material respects with all applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. The representation in the immediately preceding sentence does not apply to any misstatement or omission in any Company SEC Report filed before the date of this Agreement that has been superseded by a subsequent Company SEC Report filed before the date of this Agreement. From January 1, 2001 to the date of this Agreement, the Company has filed all reports and other filings that it was required to file with the SEC under the Securities Act of 1933, the Exchange Act, and the rules and regulations of the SEC.

      (b) The consolidated financial statements contained in the Company SEC Reports were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of operations and the consolidated cash flows of the Company and its Subsidiaries for the periods indicated, and are consistent with the books and records of the Company and its Subsidiaries, subject, in the case of interim financial statements, to normal year-end adjustments (which will not be material, individually or in the aggregate), and except that the interim financial statements do not contain all of the footnote disclosures required by GAAP to the extent permitted by the rules and regulations of the SEC.

      (c) Except as and to the extent included in the most recent audited balance sheet contained in the Company SEC Reports (the “Company Balance Sheet”), neither the Company nor any of its Subsidiaries had, as of the date of the Company Balance Sheet, any material obligations or liabilities of any nature that as of such date would have been required to be included on a consolidated balance sheet of the Company prepared in accordance with GAAP as in effect on such date. From the date of the Company Balance Sheet to the date of this Agreement, neither the Company nor any of its Subsidiaries has incurred any material obligations or liabilities of any nature that are currently outstanding that would be required to be included in, a consolidated balance sheet of the Company dated as of the date of this Agreement prepared in accordance with GAAP as in effect on the date of this Agreement, other than those arising in the ordinary course of business consistent with past practice (including trade indebtedness) since the date of the Company Balance Sheet.

      SECTION 3.6     Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act applicable to the Company. None of the information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is mailed to the Class A Members and, after giving effect to all supplements and amendments thereto (if any), at the time of the Special Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      SECTION 3.7     Absence of Certain Changes or Events. From the date of the Company Balance Sheet to and including the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses and operations in the ordinary course consistent with past practice, and neither the Company nor any of its Subsidiaries has:

      (a) split, combined, or reclassified any equity securities or made any other changes in its equity capital structure;

      (b) purchased, redeemed, or otherwise acquired, directly or indirectly, any equity securities or any options, rights, or warrants to purchase any such equity securities or any securities convertible into or exchangeable for any such equity securities;

      (c) declared, set aside, or paid any dividend or made any other distribution in respect of equity securities, except for dividends or distributions by any of the Company’s Subsidiaries to the Company or another of the Company’s Subsidiaries;

      (d) issued any equity securities or granted any options, rights, or warrants to purchase any such equity securities or any securities convertible into or exchangeable for any such equity securities;

      (e) purchased any business, purchased any equity interests of any entity other than the Company, or merged or consolidated with any person;

      (f) sold, leased, licensed, encumbered, or otherwise disposed of any assets or properties, other than in the ordinary course of business consistent with past practice, which sales, leases, licenses, encumbrances, or other dispositions of assets, other than finished products or inventory, in any event, were not material to the Company and its Subsidiaries, taken as a whole;

      (g) incurred, assumed, or guaranteed any indebtedness for money borrowed other than (i) borrowings incurred for working capital purposes under the Company’s existing revolving credit facility and (ii) intercompany indebtedness;

      (h) changed or modified in any material respect any existing accounting method, principle, or practice, other than as required by GAAP;

      (i) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, increased in any manner the compensation or benefits of any employee of the Company or its Subsidiaries;

      (j) increased the compensation or benefits of any officer or director of the Company or any of its Subsidiaries, other than consistent with past practice;

      (k) entered into or amended any contract or agreement or employment, severance, change of control, bonus, stay-pay, or special-pay arrangement with any employee, officer, or director, except in the ordinary course of business consistent with past practice;

      (l) except for this Agreement, entered into any commitment to do any of the foregoing; or

      (m) suffered any business interruption, damage to or destruction of its properties, or other incident, occurrence, or event, in each case, that has had or would be reasonably likely to have (after giving effect to insurance coverage), individually or in the aggregate, a Company Material Adverse Effect.

      SECTION 3.8     Tax Matters.

      (a) As used in this Agreement,

(i) “Tax” or “Taxes” includes all federal, state, local, or foreign and other income, estimated income, alternative or add-on minimum, gross receipts, profits, business, license, occupation, stamp, occupation, premium, value added, utility, franchise, service, property (including special assessments or charges), sales, use, transfer, gains, excise, severance, unemployment compensation, employment or unemployment, payroll, withholding (whether relating to employees, members, or otherwise), social security or minimum tax, or any other tax, custom, duty, governmental fee, or other like assessment or charge of any kind, together with any interest or any penalty, addition to tax, or additional amount imposed by any governmental entity;

(ii) “Member Taxes” means taxes payable by the members (as defined in the Company’s operating agreement) of the Company because of its status as a partnership for federal income tax purposes;

(iii) “Tax Returns” includes all federal, state, local, foreign, and other tax returns, forms, declarations, elections, statements, reports, and schedules; and

(iv) “Code” means the Internal Revenue Code of 1986 and the regulations promulgated thereunder.

      (b) All Tax Returns required to be filed on or before the Closing Date by, or with respect to, the Company and each of its Subsidiaries have been or will be duly and timely filed (taking into account any extensions).

      (c) The information included in the Tax Returns filed is or, in the case of those returns filed between the date hereof and the Closing Date, will be complete and accurate in all material respects.

      (d) The Company and its Subsidiaries have paid or will pay on a timely basis all Taxes shown to be due and payable on such returns except Member Taxes.

      (e) The Company and each of its Subsidiaries has withheld and paid over to the appropriate governmental entities all Taxes required by law to have been withheld and paid in connection with amounts paid or owing to any employee, member, or other person.

      (f) Any adjustment of Taxes made by the Internal Revenue Service or any state, local, foreign or other taxing authority in any examination that is required to be reported to the Internal Revenue Service or to any state, local, foreign, or other taxing authorities has been so reported, and any additional Taxes due with respect thereto have been paid.

      (g) No material Taxes are due in any jurisdiction in which Tax Returns have not been filed.

      (h) No action, suit, proceeding, investigation, audit, or claim is now proposed, pending, or, to the knowledge of the Company or its Subsidiaries, threatened with respect to the Company or its Subsidiaries in respect of any Tax, and there are no discussions with any governmental entity with respect to Taxes that are likely to result in a material additional amount of Tax.

      (i) No notice or claim has been made by a taxing governmental entity in a jurisdiction where the Company or its Subsidiaries do not file a particular Tax Return that it is or may be subject to that particular Tax in that jurisdiction.

      (j) No request has been made for an extension of time within which to file returns in respect of any Taxes, which returns have not yet been filed.

      (k) There has been no waiver or extension of any applicable statute of limitations period for the assessment or collection of any Taxes, which period (after giving effect to such waiver or extension) has not yet expired.

      (l) Tax periods that remain open, and periods for which audits of federal, state, local and foreign Tax Returns by the relevant governmental entities have been completed, are listed in the Company Disclosure Schedule.

      (m) All currently effective elections with respect to Taxes affecting the Company, its Subsidiaries or members made by or on behalf of the Company, its Subsidiaries or members are set forth in the Company Disclosure Schedule.

      (n) The Company is taxable for federal, state, local, and foreign income purposes as a partnership and not as a “publicly traded partnership” within the meaning of Section 7704 of the Code.

      (o) The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the Company Balance Sheet, exceed the reserve for tax liability set forth on the face of the Company Balance Sheet.

      (p) Neither the Company nor any of its Subsidiaries, as transferee or successor, by contract, or otherwise, has any liability for Taxes by virtue of the conversion of the Company from a cooperative into a limited liability company.

      SECTION 3.9     Real Property.

      (a) Each of the Company and its Subsidiaries has good and marketable title to and/or a valid leasehold interest in all of its material properties and assets, tangible and intangible, free and clear of all mortgages, pledges, liens, encumbrances, or other security interests (collectively, “Liens”), except for (i) Liens for current taxes not yet due and payable, and (ii) such other minor imperfections of title and encumbrances, if any, that would not, in the aggregate, be reasonably expected to have a Company Material Adverse Effect (clauses (i) and (ii) being referred to as “Permitted Liens”).

      (b) The Company Disclosure Schedule contains a complete list of all real property owned by the Company or any of its Subsidiaries (the “Real Property”). Except for property leased pursuant to leases listed in the Company Disclosure Schedule, the Real Property includes all land, buildings, structures, and other improvements used by the Company or its Subsidiaries necessary to enable them to conduct their business as it is presently being conducted.

      (c) There is no condition on the Real Property, or any real property leased by the Company or any of its Subsidiaries, that would be revealed by an accurate survey or physical inspection thereof and that would (i) interfere in any material respect with the use, occupancy, or operation thereof as currently used, occupied, or operated, or (ii) materially reduce the fair market value thereof below the fair market value such parcel would have had but for such encroachment or other fact or condition.

      (d) Neither the Company nor any of its Subsidiaries owns or holds, or is obligated under, or party to, any option, right of first refusal, or other contractual right to acquire any real property or interest therein.

      (e) The Company Disclosure Schedule contains a complete list of each lease pursuant to which the Company or any of its Subsidiaries leases, as lessor or lessee, any real property interest. Each such lease is valid and binding and is in full force and effect, subject only to exceptions based on bankruptcy, insolvency, or similar laws of general application, and there are no existing defaults by any party to any such lease, or any condition, event, or act known to the Company or its Subsidiaries that, with notice or lapse of time or both, would constitute such a default, and, without limiting the foregoing, neither the Company nor any of its Subsidiaries is in default under any of such leases, and neither the Company nor any of its Subsidiaries has received any notice from any person asserting a default under any such lease, in each case except for any such breaches or defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      (f) Neither the Company nor any of its Subsidiaries has received notice of any default or breach by any of them under any Liens affecting the Real Property or any portion thereof, no such default or breach now exists, and no event has occurred or is continuing that, with notice or the passage of time or both, would constitute a default thereunder, in each case except for any such breaches or defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      (g) The Company and each of its Subsidiaries is in compliance with all material zoning, building, subdivision, and land-use laws and regulations that are applicable to any portion of the Real Property or any buildings, plants or improvements owned by the Company or any of its Subsidiaries (collectively, “Real Property Laws”). The Real Property and its continued use, occupancy, and operation as currently used, occupied, and operated for its primary purpose does not constitute a nonconforming use under any Real Property Law, and the continued existence, use, occupancy, and operation of the Real Property for its primary purpose is not dependent on any special permit, exception, approval, or variance.

      SECTION 3.10     Material Contracts. Neither the Company nor any of its Subsidiaries is a party to or bound by any (whether written or oral):

      (a) employment, change of control, severance, stay-pay, or non-competition or non-solicitation agreement;

      (b) material forward-purchase or hedging contract;

      (c) contract, whether as licensor or licensee, for the license of any patent, know-how, trademark, trade name, service mark, copyright, or other intangible asset (other than non-negotiated licenses of commercially available computer software);

      (d) loan or guaranty agreement, indenture, or other instrument, contract, or agreement under which any money has been borrowed or loaned, which has not yet been repaid, or any note, bond, or other evidence of indebtedness that has been issued and remains outstanding;

      (e) mortgage, security agreement, conditional sales contract, capital lease, or similar agreement that effectively creates a lien on any assets of the Company or any of its Subsidiaries (other than any conditional sales contract, capital lease, or similar agreement that creates a lien only on tangible personal property);

      (f) contract restricting the Company or any of its Subsidiaries in any material respect from engaging in business or from competing with any other person;

      (g) plan of reorganization or liquidation;

      (h) partnership, limited liability company, or joint venture agreement;

      (i) contract or other agreement for the sale of any of its material assets or properties or for the grant to any person of any preferential rights to purchase any of its assets or properties other than in the ordinary course of business, except for contracts or agreements under which the sale or purchase has been completed and there are no material obligations of the Company remaining;

      (j) material agreement that includes terms regarding minimum volumes or volume discounts;

      (k) material agreement under which a rebate, discount, bonus, commission, or other payment with respect to the sales of any products may be payable or required;

      (l) agreement under which the consequences of a default or termination could have a Company Material Adverse Effect;

      (m) material warehousing, distributorship, representative, marketing, sales agency, or advertising agreement;

      (n) “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC); or

      (o) any other material agreement that was not entered into in the ordinary course of business.

All of the foregoing are collectively called “Material Contracts.” To the extent Material Contracts are evidenced by documents, true and complete copies have been delivered or made available to Parent and Parent Subsidiary. To the extent Material Contracts are not evidenced by documents, written summaries have been delivered or made available to Parent and Parent Subsidiary. Each Material Contract is in full force and effect, unless the failure of any Material Contract to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party is in breach of or in default under any of the Material Contracts, except for breaches or defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      SECTION 3.11     Intellectual Property.

      (a) The Company owns or has valid binding, enforceable, and adequate rights to use all patents, trademarks, trade names, service marks, service names, domain names, copyrights, or other proprietary intellectual property rights, applications therefor, registrations thereof, and licenses or other rights in respect thereof (“Intellectual Property”) that are necessary to conduct the business of the Company and its Subsidiaries as presently conducted. The Company Disclosure Schedule lists:

(i) all trademarks, registered copyrights, trade names, domain names, and service marks that the Company considers to be material to its business and included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed;

(ii) all material licenses, sublicenses, and other agreements to which the Company or any of its Subsidiaries is a party and pursuant to which any person is authorized to use any Intellectual Property; and

(iii) all material licenses, sublicenses, and other agreements to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third-party patents, trademarks, or copyrights (“Third-Party Intellectual Property”) that are material to its business.

      (b) The Company is not, nor will it be as a result of the execution and delivery of this Agreement, or the performance of its obligations under this Agreement, in breach in any material respect of any license, sublicense, or other agreement relating to the Intellectual Property or Third-Party Intellectual Property.

      (c) To the Company’s knowledge, all material patents, registered trademarks, service marks, and copyrights held by the Company are valid and subsisting. The Company (i) has not been sued in any suit, action, or proceeding involving a claim of infringement of any patents, trademarks, service marks, or copyrights, or violation of any trade secret or other proprietary right of any person, and (ii) has no knowledge that the conduct of its business as presently conducted infringes any patent, trademark, service mark, copyright, trade secret, or other proprietary right of any person.

      (d) Neither the Company nor its Subsidiaries has received any written notice or, to the knowledge of the Company, any other notice, from any other person or any other source pertaining to or challenging the right of the Company or its Subsidiaries to use any Intellectual Property or any trade secrets, proprietary information, inventions, know-how, processes, or procedures owned or used by or licensed to the Company or its Subsidiaries.

      (e) To the knowledge of the Company, none of the Company’s or its Subsidiaries’ employees is in violation of any term of any employment contract, patent-disclosure agreement, confidentiality agreement, or any other contract or agreement relating to the relationship of any such employee with it or any other person.

      SECTION 3.12     Litigation. The Company Disclosure Schedule sets forth a list of all pending litigation, arbitration, or administrative proceedings against the Company or any of its Subsidiaries as of the date of this Agreement. No litigation, arbitration, or administrative proceeding is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries as of the date of this Agreement that, if decided adversely to such person, would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, or that seeks to enjoin or otherwise challenges the consummation of the transactions contemplated by this Agreement. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is specifically identified as a party subject to any material restrictions or limitations under any injunction, writ, judgment, order, or decree of any arbitrator, court, administrative agency, commission, or other governmental authority.

      SECTION 3.13     Permits, Licenses, Authorizations; Compliance with Laws. Each of the Company and its Subsidiaries has all licenses, franchises, permits, and other governmental authorizations and approvals necessary to conduct its business, and neither the Company nor any of its Subsidiaries is in violation of any such license, franchise, permit, or other governmental authorization or approval, or any statute, law, ordinance, rule, or regulation applicable to it or any of its properties, except where the failure to have any such license, franchise, permit, or other governmental authorization or approval, or the existence of any such violation, has not had and would not be reasonably likely to have, individually or in the aggregate, a

Company Material Adverse Effect. As of the date of this Agreement, (a) no investigation or review by any governmental authority with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, and (b) to the knowledge of the Company, no governmental authority has indicated an intention to conduct any such investigation or review.

      SECTION 3.14     No Brokers or Finders. Except for ING Financial Markets LLC (“ING”) and Morgan Lewins & Co. Inc. (formerly known as Morgan Lewis Githens & Ahn, Inc.) (“Morgan Lewins”), the Company has not engaged any investment banker, broker, or finder in connection with the transactions contemplated hereby. True and complete copies of the Company’s engagement letters with ING and Morgan Lewins have been provided to Parent and Parent Subsidiary.

      SECTION 3.15     Benefit Plans.

      (a) The Company Disclosure Schedule lists all pension, profit sharing, retirement, stock purchase, stock option, bonus, incentive compensation, and deferred compensation plans, life, health, dental, accident or disability, workers’ compensation, or other employee welfare benefit plans (insured or self-insured), educational assistance, pre-tax premium or flexible spending account plans, supplemental or executive benefit plans, non-qualified retirement plans, severance or separation plans, and any other employee benefit plans, practices, policies, or arrangements of any kind, whether written or oral, that are maintained by the Company or any entity under common control as determined under sections 414(b), (c), (m), or (o) of the Code (referred to as “the Company or its controlled group”) for the benefit of any of its officers, directors, or employees (including former employees) employed by the Company or its controlled group, or under which the Company or its controlled group has any current or potential liability with respect to any employee or former employee, including any “employee benefit plan” that is subject to the Employee Retirement Income Security Act of 1974 (“ERISA”) (collectively referred to as “Plans” and individually as a “Plan”). The Company Disclosure Schedule specifically identifies any Plan that is wholly or partially self-insured by the Company or its controlled group.

      (b) Each Plan, other than a multiemployer plan defined in Section 3(37) of ERISA, (and each related trust, insurance contract, or fund) is in material compliance in form and in operation with all applicable requirements of ERISA, the Code, and any applicable state law or regulation (except for the adoption of any required amendments for which the remedial amendment period has not expired as of the Closing Date), each such Plan has been administered in all material respects in accordance with its plan documents and applicable laws and regulations, and, to the knowledge of the Company, there has been no breach of fiduciary duty, prohibited transaction, or other event with respect to a Plan that could result in an excise tax or other penalty against the Company or its controlled group, any Plan, or any fiduciary of a Plan. The requirements of Code Section 4980B and Parts 6 and 7 of Subtitle B of Title I of ERISA, including the provisions of those statutes relating to COBRA continuation of health coverage, and any similar requirement under any state or local law relating to continuation of employee welfare benefits, have been satisfied with respect to each Plan (excluding any multiemployer plan) that is subject to such requirements.

      (c) Each employee pension benefit plan listed in the Company Disclosure Schedule (excluding any multiemployer plan) that is intended to be a “qualified plan” for purposes of the Code is in fact so qualified, such Plan has received a current favorable determination letter from the Internal Revenue Service regarding its qualified status, and nothing has occurred since the date such determination letter was requested that would adversely affect such qualified status. Any voluntary employees’ beneficiary association maintained by the Company or its controlled group under Code Section 501(c)(9) with respect to a Plan is exempt from tax, has a favorable determination letter from the Internal Revenue Service regarding its tax exempt status, and has not incurred any unrelated business taxable income.

      (d) Each Plan (excluding any multiemployer plan) is in compliance with the applicable requirements for reporting and disclosure to participants under ERISA with respect to that Plan, and all required annual returns and other reports for each such Plan have been filed on a timely basis with the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, and any other applicable governmental agency, excluding any such noncompliance or failure that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      (e) The Company or its controlled group has made on a timely basis all contributions and payments required pursuant to the terms of each Plan, the Code, ERISA or other applicable law, or has made accruals on the Company Balance Sheet for any such contributions or payments for such periods that are not yet due.

      (f) At no time during the six calendar years preceding the date hereof has the Company or its controlled group maintained or made any contributions to any defined benefit pension plan or multi-employer pension plan which is subject to Title IV of ERISA. If the Company or its controlled group has made any contributions to a multi-employer pension plan within the last six calendar years, the Company Disclosure Schedule specifically identifies the extent (in U.S. dollars) of any potential multi-employer withdrawal liability under ERISA Section 4201, as reported to the Company by such Plan.

      (g) With respect to any defined benefit pension plan subject to Title IV of ERISA maintained or contributed to by the Company or its controlled group, but excluding any multiemployer plan, (i) no accumulated funding deficiency, as defined in ERISA Section 302 and Code Section 412, exists, whether or not waived, (ii) there is no event or condition existing that could be deemed a reportable event within the meaning of ERISA Section 4043, (iii) no condition exists that could subject the Company or its controlled group, the Plan or any fiduciary of the Plan to any liability under ERISA Section 4062, 4063, or 4064, or a penalty under ERISA Section 4071, and (iv) the assets of each such Plan are equal to or greater than the total accrued liabilities of such Plan, whether or not vested, determined on a termination basis.

      (h) No Plan provides health, dental, life insurance, or similar welfare benefits to any employee of the Company or any of its Subsidiaries, or any dependent of such employee, following termination of the employee’s employment, except as may be required by Code Section 4980B or any similar state law.

      (i) The Company has furnished or made available to Parent and Parent Subsidiary with respect to each Plan (excluding any multiemployer plan) correct and complete copies of all current plan documents, all amendments thereto, any related trust agreements, insurance contracts or other funding arrangements, any current contracts with investment managers, recordkeepers or other service providers, all current summary plan descriptions and summaries of material modifications, the three most recent annual reports (Form 5500 series), the most recent actuarial valuation report (if applicable), and the most recent Internal Revenue Service determination letter, where applicable. In any case where such a Plan does not have written Plan documents, the Company has furnished to Parent and Parent Subsidiary a summary of the material terms of the Plan.

      (j) No representation has been made to any employee by (or at the direction of) the Company or any officer or employee of the Company with respect to any Plan that would entitle the employee to benefits greater than or in addition to the benefits provided by the actual terms of the Plan, including representations as to post-retirement health or death benefits. No representation or promise has been made by (or at the direction of) the Company or any officer or employee of the Company to any such employee that any new Plan is to be established.

      (k) No employee of the Company or its controlled group is a party to any employment or other agreement with the Company or its controlled group that entitles the employee to compensation or other consideration upon the acquisition by any person of control of the Company or any of its Subsidiaries, or to benefits or increased benefits under any Plan covering such employee as a result of such acquisition of control. The consummation of the Merger (alone or together with any other event) will not entitle any person to accelerate the time of payment or vesting of, or increase the amount of, any compensation or any benefit under any Plan. The Merger will not result in the payment or series of payments by the Company or its controlled group to any person of an “excess parachute payment” within the meaning of Code Section 280G (or the grossing up of such a payment for taxes), or any other payment that is not fully deductible for federal income tax purposes under the Code.

      (l) To the knowledge of the Company, no action, suit, proceeding, hearing, or investigation with respect to the administration of any Plan, the investment of the assets of any Plan, or any violation of a law or regulation with respect to any Plan (other than routine claims for benefits) is pending and no such action, suit, proceeding, hearing, or investigation has been threatened.

      SECTION 3.16     Labor Matters. The Company Disclosure Schedule lists each collective bargaining agreement (or any other agreement or understanding with a labor union or organization) to which the Company or any of its Subsidiaries is a party or that is the subject of negotiations between the Company or any of its Subsidiaries and any labor union or organization. Neither the Company nor any of its Subsidiaries is the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel the Company or any of its Subsidiaries to bargain with any labor union or organization. There is no strike or other general labor dispute involving the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened.

      SECTION 3.17     Environmental Matters.

      (a) For purposes of this Section 3.17, the terms below have the following meanings:

(i) “Environmental Claim” means any written claim, demand, action, suit, complaint, proceeding, directive, investigation, lien, demand letter, or notice by any person alleging noncompliance, violation, or potential liability (including liability or potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines, or penalties) arising out of, relating to, based on, or resulting from (A) the presence, discharge, emission, release, or threatened release of any Hazardous Materials at any location, whether or not owned by the Company or its Subsidiaries, (B) any violation or alleged violation of any Environmental Law or Environmental Permit, or (C) otherwise relating to obligations or liabilities under any Environmental Law.

(ii) “Environmental Laws” means all foreign, federal, state, and local statutes, rules, regulations, ordinances, orders, decrees, and common law regulating in any manner pollution or protection of the environment (including indoor air, ambient air, surface water, groundwater, land surface, subsurface strata, or plant or animal species) or of human health as it may be affected by exposure to any pollutant, contaminant, or similar substance or by any condition in the environment.

(iii) “Environmental Permits” means all permits, licenses, registrations, exemptions and other filings with or authorizations by any governmental authority under any Environmental Law.

(iv) “Hazardous Materials” means all hazardous or toxic substances, wastes, materials, or chemicals, petroleum (including crude oil or any fraction thereof), petroleum products, asbestos, asbestos-containing materials, pollutants, contaminants, radioactivity, and all other materials and forces, whether or not defined as such, that are regulated pursuant to any Environmental Law or that could result in liability under any Environmental Law.

      (b) Each of the Company and its Subsidiaries is, and within the period of all applicable statutes of limitation has been, in material compliance with all applicable Environmental Laws.

      (c) Each of the Company and its Subsidiaries holds all material Environmental Permits required for the current operation of its business, each of such Environmental Permits is in full force and effect, and each of the Company and its Subsidiaries is, and within the period of all applicable statutes of limitation has been, in material compliance with all such Environmental Permits.

      (d) No review by, or approval of, any governmental authority or other person is required under any Environmental Law in connection with the execution or delivery of this Agreement or in connection with the consummation of the transactions contemplated by this Agreement.

      (e) There is no Environmental Claim pending or, to the knowledge of the Company or its Subsidiaries, threatened against the Company or any of its Subsidiaries.

      (f) No Hazardous Substances have ever been buried, spilled, leaked, discharged, emitted, generated, stored, used, or released, and no Hazardous Substances are now present, in, on, or under the Real Property in such forms or quantities as to create any material liability or obligation under the common law or any Environmental Law or materially reduce the value of the Real Property.

      (g) The Company has delivered to Parent and Parent Subsidiary true and complete copies of all reports, authorizations, permits, licenses, disclosures, and other documents in its possession, custody or control describing or relating in any way to its business operations or the Real Property that describe, mention, or discuss the status thereof with respect to any Environmental Law.

      (h) Neither the Company, any of its Subsidiaries, any entity previously owned by the Company or any of its Subsidiaries, nor any predecessor of the Company or any of its Subsidiaries, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Substance to any off-site location that could result in an Environmental Claim against the Company or any of its Subsidiaries that, if asserted against the Company or any of its Subsidiaries, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      SECTION 3.18     Insurance. The Company Disclosure Schedule lists all insurance policies maintained by the Company and its Subsidiaries as of the date of this Agreement, together with a brief description of the coverage afforded thereby. All of such insurance policies are in full force and effect as of the date of this Agreement and neither the Company nor its Subsidiaries have received any notice of cancellation or termination with respect to any material insurance policy of the Company or its Subsidiaries.

      SECTION 3.19     Opinion of Financial Adviser. The Company’s Board of Directors has received the opinions of ING and Morgan Lewins to the effect that, as of the date of this Agreement, the consideration to be received hereunder by the Class A Members is fair to such members from a financial point of view.

      SECTION 3.20     Books and Records. The books of account, minute books, membership register, record books, and other records of the Company and its Subsidiaries, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company and its Subsidiaries contain accurate and complete records of all meetings held of, and company actions taken by, the Boards of Directors and all Board committees of the Company and its Subsidiaries.

      SECTION 3.21     Disclosure. The representations and warranties contained in this Article III do not omit to state any material fact necessary in order to make the statements and information contained in this Article III and the Company Disclosure Schedule not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, PARENT SUBSIDIARY,

AND MERGER SUBSIDIARY

      Parent, Parent Subsidiary, and Merger Subsidiary represent and warrant to the Company as follows:

      SECTION 4.1     Organization. Each of Parent and Parent Subsidiary is a corporation duly incorporated, validly existing, and in good standing under the law of its jurisdiction of incorporation. Merger Subsidiary is a limited liability company duly organized, validly existing, and in good standing under the CLLCA.

      SECTION 4.2     Authorization and Execution. Each of Parent, Parent Subsidiary, and Merger Subsidiary has the corporate or company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by each of Parent, Parent Subsidiary, and Merger Subsidiary have been duly authorized by the Boards of Directors of Parent and Parent Subsidiary and by Parent and Parent Subsidiary as the sole members of Merger Subsidiary, and no further corporate or company action of Parent, Parent Subsidiary, or Merger Subsidiary is necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent, Parent Subsidiary, and Merger Subsidiary and, assuming the accuracy of the representations and warranties of the Company set forth in Article III, constitutes the legal, valid, and binding obligation of Parent, Parent Subsidiary, and Merger Subsidiary, enforceable against them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

      SECTION 4.3     No Conflicts. Neither the execution and delivery of this Agreement by Parent, Parent Subsidiary, or Merger Subsidiary nor the consummation by Parent, Parent Subsidiary, or Merger Subsidiary of the transactions contemplated hereby, will:

      (a) conflict with or result in a breach of the certificate of incorporation, articles of incorporation, bylaws, or articles of organization, as currently in effect, of Parent, Parent Subsidiary, or Merger Subsidiary;

      (b) require any filing with, or consent or approval of, any governmental, administrative, or regulatory body or authority having jurisdiction over any of the business or assets of Parent or any of its Subsidiaries; except for:

(i) compliance with the Exchange Act, including the filing with the SEC of the Proxy Statement and such reports and other filings under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby;

(ii) the filing of the Merger Certificate with the Colorado Secretary of State; and

(iii) the filings required by the pre-merger notification requirements of the HSR Act; or

      (c) violate any statute, law, ordinance, permit, license, rule, or regulation applicable to Parent or any of its Subsidiaries or any injunction, judgment, order, writ, decision or decree applicable to Parent or any of its Subsidiaries or their respective properties or assets.

      SECTION 4.4     Proxy Statement. None of the information supplied or to be supplied by Parent or Parent Subsidiary for inclusion or incorporation by reference in the Proxy Statement will, at the date it is mailed to the Class A Members and, after giving effect to all supplements and amendments thereto (if any), at the time of the Special Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      SECTION 4.5     Financing. Parent and Parent Subsidiary have the funds necessary to pay the Merger Consideration in accordance with Article II with respect to all Class A Units outstanding immediately before the Effective Time.

      SECTION 4.6     Merger Subsidiary. Merger Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement to enable Parent and Parent Subsidiary to purchase the Class A Units from the Class A Holders, has engaged in no other business activities, and has conducted its operations only as contemplated by this Agreement.

ARTICLE V

OPERATION OF BUSINESS OF THE COMPANY UNTIL THE EFFECTIVE TIME

      SECTION 5.1     Preservation of Business. From the date hereof to the Effective Time, the Company will, and will cause each of its Subsidiaries to, exercise reasonable best efforts to preserve intact in all material respects its assets, technology, and business organization, maintain its rights and franchises, keep available for itself and the Surviving Organization the services of its present key employees, and preserve its present relationships with customers, suppliers, regulators, licensors, licensees, lessors, distributors, and other persons having significant business dealings with the Company or any of its Subsidiaries, except

(i) as otherwise expressly contemplated by this Agreement, (ii) for the dissolution of CPMCP, or (iii) as consented to in writing by Parent and Parent Subsidiary.

      SECTION 5.2     Ordinary Course. From the date hereof to the Effective Time, the Company will, and will cause each of its Subsidiaries to, conduct its business and operations in the ordinary and usual course consistent with past practice, except (i) as otherwise required or expressly contemplated by this Agreement, (ii) for the dissolution of CPMCP, or (iii) as consented to in writing by Parent and Parent Subsidiary.

      SECTION 5.3     Negative Covenants of the Company. Except as otherwise required or expressly contemplated by this Agreement or consented to in writing by Parent and Parent Subsidiary, the Company will not and will not permit any of its Subsidiaries to, from the date hereof until the Effective Time:

      (a) split, combine, or reclassify any of its equity securities or make any other changes in its equity capital structure;

      (b) purchase, redeem, or otherwise acquire, directly or indirectly, any of its equity securities or any options, rights, or warrants to purchase any such equity securities or any securities convertible into any such equity securities;

      (c) declare, set aside, or pay any dividend or make any other distribution in respect of its equity securities;

      (d) amend its articles of organization, operating agreement, or similar organizational documents;

      (e) issue any equity securities or any options, rights, or warrants to purchase any such equity securities or any securities convertible into or exchangeable for any such equity securities;

      (f) purchase any capital assets or make any capital expenditures (except as set forth in the Company’s current capital expenditures budget, a copy of which has been delivered to Parent and Parent Subsidiary), purchase any business, purchase any equity securities of any entity, or merge or consolidate with any person;

      (g) sell, lease, license, encumber, or otherwise dispose of any assets or properties, other than in the ordinary course of business consistent with past practice, which sales, leases, licenses, encumbrances, or other dispositions of assets other than inventory are not material to the Company and its Subsidiaries, taken as a whole;

      (h) incur, assume, or guarantee any indebtedness for money borrowed other than (i) borrowings incurred for working capital purposes under the Company’s existing revolving credit facility or (ii) intercompany indebtedness;

      (i) enter into any new benefit plan or program or severance or employment agreement, modify in any respect any existing benefit plan or program (except as required by law or an existing collective bargaining agreement) or any existing employment or severance agreement, or, except as required under existing agreements or in the ordinary course of business consistent with past practice, grant any increases in compensation or benefits of any employee, officer, or director;

      (j) enter into any collective bargaining agreement or enter into any substantive negotiations with respect to any collective bargaining agreement, except as required by law or the terms of any such agreement existing on the date hereof;

      (k) change or modify in any material respect any existing accounting method, principle, or practice, or any tax election, other than as required by GAAP or the Code;

      (l) enter into any new Material Contract (other than in the ordinary course of business consistent with past practice), or modify in any respect adverse to the Company or any of its Subsidiaries any existing Material Contract, other than to dissolve CPMCP;

      (m) (i) pay, discharge, settle, or satisfy any material claims against the Company or its Subsidiaries (including claims of members), liabilities, or obligations (whether absolute, accrued, contingent or otherwise), other than (A) the payment, discharge, settlement, or satisfaction of such claim, liability, or obligation in the ordinary course of business consistent with past practice, (B) modifications, refinancings, or renewals of existing indebtedness as permitted by the terms thereof as in effect on the date of this Agreement, or (C) the payment, discharge, settlement, or satisfaction of claims, liabilities, or obligations reflected or reserved against in the Company Balance Sheet (for amounts not in excess of such reserves) or incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, or (ii) waive, release, grant, or transfer any right of material value, other than in the ordinary course of business consistent with past practice;

      (n) enter into any agreement with any of its respective affiliates (other than wholly owned Subsidiaries of the Company), other than any agreements necessary to implement the matters referred to in the exception stated in clause (l) above;

      (o) (i) relinquish, waive, or release any material contractual or other right or claim of the Company or its Subsidiaries, or (ii) knowingly dispose of or permit to lapse any rights in any material intellectual property rights or knowingly disclose to any person not an employee of, or consultant or adviser to, the Company or any of its Subsidiaries of the Company or otherwise knowingly dispose of any trade secret, process or know-how not a matter of public knowledge before the date of this Agreement, except under judicial order or process or commercially reasonable disclosures in the ordinary course of business consistent with past practice or under any existing contract or agreement;

      (p) except as expressly permitted under Section 6.1, 6.2, or 8.1, take any action or omit to take any action that would or is reasonably likely to (i) result in any of the conditions to the Merger set forth in Article VII not being satisfied, or (ii) prevent, materially delay or materially impede the consummation of the Merger; or

      (q) enter into any commitment to do any of the foregoing.

      SECTION 5.4     Third-Party Consents. The Company shall, and shall cause its Subsidiaries to, use reasonable efforts, consistent with applicable laws, to obtain any third-party consents necessary or advisable to consummate the Merger. The Company shall promptly notify Parent and Parent Subsidiary of any failure or prospective failure to obtain any such consents and, if requested, shall provide copies of all consents obtained to Parent and Parent Subsidiary.

ARTICLE VI

ADDITIONAL AGREEMENTS

      SECTION 6.1     Special Meeting; Proxy Statement.

      (a) The Company shall cause a special meeting of the Class A Members (the “Special Meeting”) to be duly called and held as soon as reasonably practicable after the execution of this Agreement for the purpose of voting on the approval of this Agreement and the Merger. The Board of Directors of the Company shall recommend to the Class A Members that they vote in favor of approval of this Agreement and the Merger; but the Board of Directors of the Company shall not be obligated to recommend approval of this Agreement and the Merger if the Company has received a Superior Third-Party Acquisition Offer (defined in Section 6.2(a)) and the Board of Directors of the Company determines that it wishes to recommend approval of the Superior Third-Party Acquisition Offer, and, therefore, that the recommendation of approval of this Agreement and the Merger should be withdrawn.

      (b) The Company, Parent, and Parent Subsidiary, as promptly as reasonably practicable following the execution of this Agreement, shall prepare a proxy statement, together with a form of proxy, with respect to the Special Meeting (such proxy statement, together with any amendments thereof or supplements thereto, being called the “Proxy Statement”). The Company shall use reasonable efforts to have the Proxy

Statement cleared by the SEC as promptly as practicable and, as soon as reasonably practicable thereafter, shall cause copies of the Proxy Statement and form of proxy to be mailed to the Class A Members in accordance with the Company’s operating agreement and applicable provisions of law. The Proxy Statement and form of proxy shall comply as to form in all material respects with the applicable requirements of Colorado law and the Exchange Act and the rules and regulations of the SEC promulgated thereunder. After the delivery to the Class A Members of copies of the Proxy Statement and form of proxy, the Company, Parent, and Parent Subsidiary shall use reasonable best efforts to solicit proxies in connection with the Special Meeting in favor of approval of this Agreement and the Merger, unless the Company has received a Superior Third-Party Acquisition Offer and the Board of Directors of the Company determines that it wishes to recommend approval of the Superior Third-Party Acquisition Offer, and, therefore, that such solicitation should not be made.

      (c) Except as otherwise provided in this Section 6.1, the Company shall engage a nationally recognized proxy solicitor (that is reasonably acceptable to Parent and Parent Subsidiary) to solicit proxies in connection with the Special Meeting in favor of approval of this Agreement and the Merger.

      SECTION 6.2     No Shopping.

      (a) From the date hereof until the Effective Time, the Company and its Subsidiaries will not, and will not permit any officer, director, financial adviser, or other agent or representative of the Company and its Subsidiaries, directly or indirectly, to:

(i) take any action to seek, encourage, initiate, or solicit any offer or proposal from any person or group to acquire any equity securities of the Company or any of its Subsidiaries, to merge or consolidate with the Company or any of its Subsidiaries, or to otherwise acquire, except to the extent not prohibited by Section 5.3, any significant portion of the assets of the Company and its Subsidiaries, taken as whole (a “Third-Party Acquisition Offer”); or

(ii) engage in discussions or negotiations concerning a Third-Party Acquisition Offer with any person or group, or disclose non-public financial information relating to the Company or any of its Subsidiaries or any other non-public confidential or proprietary trade or business information relating to the business of the Company or any of its Subsidiaries, or afford access to the properties, books, or records of the Company or any of its Subsidiaries, or otherwise cooperate in any way with, any person or group that the Company has reason to believe is considering a Third-Party Acquisition Offer, unless (A) before furnishing such information or access to such person or group, the Company’s Board of Directors has received from such person an executed confidentiality agreement that is no less favorable to the Company than the Confidentiality Agreement between Parent and the Company dated April 26, 2002 (the “Confidentiality Agreement”) and all information provided to such person or group is provided on a substantially concurrent basis to Parent and Parent Subsidiary if such information has not previously been provided to Parent and Parent Subsidiary, and (B) before entering into discussions or negotiations with such person or group (other than as necessary to receive and understand the Third-Party Acquisition Offer or to obtain information relating to such person or group with respect to its ability to obtain financing for the Third-Party Acquisition Offer), the Company’s Board of Directors determines in good faith, after consultation with its outside legal counsel and financial adviser, that the Third-Party Acquisition Offer is reasonably likely to be more favorable to the Class A Members than the Merger and for which financing, to the extent required, is committed or, in the good-faith judgment of the Company’s Board of Directors, is reasonably capable of being obtained by the third party (a “Superior Third-Party Acquisition Offer”).

      (b) In addition to the obligations of the Company set forth above, the Company shall promptly advise Parent and Parent Subsidiary orally and in writing of any Third-Party Acquisition Offer or any inquiry or request for information that the Company reasonably believes could lead to a Third-Party Acquisition Offer and the terms and conditions thereof, including the identity of the offeror or person making the request or inquiry, and the Company shall keep Parent and Parent Subsidiary informed in all material respects of the status and details thereof (including changes or amendments thereto).

      (c) Nothing in this Section 6.2 shall operate to hinder or prevent the Company from fully complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Third-Party Acquisition Offer.

      SECTION 6.3     Access to Information. From the date hereof until the Effective Time, the Company will give Parent and Parent Subsidiary and their counsel, auditors, and other authorized representatives reasonable access to the Company’s and its Subsidiaries’ offices, properties, books, and records at all reasonable times and upon reasonable notice, and will instruct its and its Subsidiaries’ employees, counsel, financial advisers, and auditors to cooperate with Parent and Parent Subsidiary and their representatives in all reasonable respects in its investigation of the business of the Company and its Subsidiaries. Each such representative will conduct such investigation in a manner as not to unreasonably interfere with the operations of the Company and its Subsidiaries and will take all reasonable precautions to protect the confidentiality of any information of the Company and its Subsidiaries disclosed to such persons during such investigation.

      SECTION 6.4     Resignations. The Company will use reasonable efforts to assist Parent and Parent Subsidiary in procuring the resignation, effective as of the Effective Time, of all of the members of the Boards of Directors (or similar governing bodies) of the Company and its Subsidiaries.

      SECTION 6.5     Confidentiality Agreement. The Confidentiality Agreement shall remain in full force and effect until the Effective Time. Until the Effective Time, the Company and Parent shall comply with the terms of the Confidentiality Agreement.

      SECTION 6.6     Employee Benefits.

      (a) From and after the Effective Time, for purposes of determining eligibility, vesting, and entitlement to benefits (but not for purposes of benefit accrual), employees employed by the Company or any of its Subsidiaries immediately before the Effective Time (“Company Employees”) shall be credited with their service from last date of hire with the Company or any of its Subsidiaries (whether before or after the Effective Time) under any compensation, severance, welfare, pension, benefit, or savings plan (excluding any retiree medical or health care plans) of Parent or any of its affiliates in which such employees become eligible to participate as if such service had been rendered to Parent or such affiliate.

      (b) For the one-year period following the Closing, Parent shall either (i) continue the existing group health plan of the Company with respect to the Company Employees on the same terms and conditions as in effect on the date of this Agreement or (ii) include the Company Employees in the group health plan of Parent and its affiliates provided to similarly situated employees of Parent and its affiliates on the same terms and conditions as provided to such other employees. If Parent extends its group health plan to Company Employees during the plan year that includes the Closing, the group health plans of Parent and its affiliates shall credit the Company Employees and their covered dependents with their out-of-pocket expenses incurred under the Company’s group health plan prior to the Closing and shall waive any limitations on pre-existing condition exclusions to the extent the same have been satisfied by an affected Company Employee (or his or her dependent) under the Company’s group health plan.

      (c) For the period from Closing through December 31, 2002, Parent and Parent Subsidiary shall cause the Surviving Organization to maintain the Company’s severance plan for the benefit of the Company employees as in effect immediately prior to the Closing and neither the Surviving Organization nor any affiliate shall terminate or adversely amend the Company’s severance plan or take any other action that would adversely affect any Company Employee’s rights to receive benefits under the Company’s severance plan or the amount of such benefits as provided in the Company’s severance plan immediately prior to the Closing.

      (d) Parent and Parent Subsidiary shall cause the Surviving Organization to honor in full all obligations of the Company and its Subsidiaries under all employment agreements, change-in-control agreements, and nonqualified deferred compensation plans set forth in Section 3.10 or 3.15 of the Company Disclosure Schedule.

      (e) Notwithstanding anything in this Agreement to the contrary, the Company Employees shall be third-party beneficiaries for purposes of enforcing the obligations of Parent, Parent Subsidiary, and the Surviving Organization under this Article VI.

      SECTION 6.7     Indemnification. All rights to indemnification, expense advancement, and exculpation existing in favor of any present or former director, officer, or employee of the Company or any of its Subsidiaries as provided in the articles of organization, operating agreement, or similar organizational documents of the Company or any of its Subsidiaries or by law as in effect on the date hereof shall survive the Merger for a period of six years after the Effective Time (or, in the event any relevant claim is asserted or made within such six-year period, until final disposition of such claim) with respect to matters occurring at or before the Effective Time, and no action taken during such period shall be deemed to diminish the obligations set forth in this Section 6.7.

      SECTION 6.8     Directors’ and Officers’ Liability Insurance. For a period of six years after the Effective Time, Parent, Parent Subsidiary, or the Surviving Organization shall maintain in effect either (a) the current policy of directors’ and officers’ liability insurance maintained by the Company (provided that Parent, Parent Subsidiary, or the Surviving Organization may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the insured parties thereunder) with respect to claims arising from facts or events that occurred at or before the Effective Time (including consummation of the Merger), or (b) a run-off (or “tail”) policy or endorsement with respect to the current policy of directors’ and officers’ liability insurance covering claims asserted within six years after the Effective Time arising from facts or events that occurred at or before the Effective Time (including consummation of the Merger); and such policies or endorsements shall name as insureds thereunder all present and former directors and officers of the Company or any of its Subsidiaries. Notwithstanding the foregoing, if the amount of the insurance coverage required under clause (a) of this Section 6.8 exceeds 150% of the amount currently expended by the Company for such insurance coverage, Parent, Parent Subsidiary, or the Surviving Organization shall maintain or provide the most advantageous policies of directors’ and officers’ liability insurance for all present and former directors and officers of the Company or any of its Subsidiaries obtainable for an annual premium equal to no more than 150% of the amount currently expended by the Company for such insurance coverage.

      SECTION 6.9     Cooperation. Before the Effective Time, to the extent permitted by law (as determined in the good-faith judgment of the Company), the Company shall, and shall cause its Subsidiaries to:

      (a) confer on a regular and reasonably frequent basis with representatives of Parent and Parent Subsidiary to discuss material operational matters and the general status of its ongoing operations, in each case other than matters relating to prices received by the Company and its Subsidiaries for their products and other than pricing and marketing strategies;

      (b) promptly notify Parent and Parent Subsidiary of any significant changes, of which its executive officers have knowledge, in its business, properties, assets, financial condition, or reported or future results of operations, in each case other than changes generally affecting the industries in which the Company and its Subsidiaries operate; and

      (c) promptly provide Parent and Parent Subsidiary (or their counsel) with copies of all filings made by it or any of its Subsidiaries with any state, federal, or foreign court, administrative agency, commission, or other governmental authority in connection with this Agreement and the transactions contemplated by this Agreement.

      SECTION 6.10     Satisfaction of Conditions to the Merger; Notification.

      (a) Subject to the terms and conditions of this Agreement, each of the Company, Parent, and Parent Subsidiary agrees to use reasonable efforts promptly to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, as promptly as practicable after the date of this Agreement, including using reasonable efforts to cause the conditions precedent set forth in Article VII to be satisfied.

      (b) Each of the Company, Parent, and Parent Subsidiary shall, as promptly as reasonably practicable, give notice to the other of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 7.2(a) or 7.3(a), as the case may be, would not be satisfied; but no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

      SECTION 6.11     Tax Matters. Parent and Parent Subsidiary shall be responsible for the filing of the federal income Tax Return of the Company for the period ending at the Effective Time. As a part of such filing, Parent and Parent Subsidiary shall be entitled to cause the Company to designate the “Tax Matters Partner” (as that term is used in Sections 6221-6233 of the Code) for the period covered by that return. In such filing, Parent and Parent Subsidiary shall have the right to cause the Company to make an election under Section 754 of the Code.

ARTICLE VII

CONDITIONS PRECEDENT

      SECTION 7.1     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the fulfillment at or before the Effective Time of the following conditions, any one or more of which, to the extent permitted by applicable law, may be waived in writing by Parent, Parent Subsidiary, Merger Subsidiary, and the Company:

      (a) Class A Member Approval. This Agreement and the Merger shall have been approved by the Class A Members in accordance with applicable provisions of the CLLCA and the Company’s operating agreement.

      (b) HSR Act. All waiting periods under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

      (c) Injunctions or Restraints. Except as specified in the letter agreement dated July 3, 2002 among the United States Department of Justice, Antitrust Division, Parent, and the Company, there shall not be pending any litigation or administrative proceeding brought by any governmental or other regulatory or administrative agency or commission requesting an injunction, writ, order, judgment, or decree (each, an “Injunction”) that is reasonably likely to result in an order to restrain or prohibit the consummation of any of the transactions contemplated hereby or to require rescission of this Agreement or any such transactions or to materially and adversely affect the Surviving Organization if the transactions contemplated hereby are consummated, nor shall there be in effect any Injunction directing that any of the transactions provided for herein not be consummated as so provided (it being agreed that each of the parties shall use all reasonable efforts to prevent the entry of any such Injunction and to appeal as promptly as possible any such Injunction that may be entered).

      SECTION 7.2     Conditions to the Obligation of Parent, Parent Subsidiary, and Merger Subsidiary. The obligation of Parent, Parent Subsidiary, and Merger Subsidiary to effect the Merger is subject to the fulfillment at or before the Effective Time of the following conditions, any one or more of which may be waived in writing by Parent, Parent Subsidiary, and Merger Subsidiary:

      (a) Representations and Warranties. The representations and warranties of the Company contained in Article III shall be true and correct in all material respects as of the date of this Agreement and immediately before the Effective Time as though made immediately before the Effective Time (except those representations and warranties that speak of an earlier date, which shall be true and correct in all material respects as of such earlier date), except that any representation or warranty that is qualified by “materiality” or “Company Material Adverse Effect” or similar qualification shall be true and correct in all respects as of the applicable time; the Company shall have, in all material respects, performed and complied with the agreements and obligations contained in this Agreement required to be performed and complied with by it immediately before the Effective Time; and Parent and Parent Subsidiary shall have received a certificate signed by an executive officer of the Company to the effects set forth in this Section 7.2(a).

      (b) No Material Adverse Effect. Neither the Company nor any of its Subsidiaries shall have, since the date of this Agreement, suffered any business interruption, damage to or destruction of its properties, or other incident, occurrence, or event, in each case that, individually or in the aggregate, has had or would be reasonably likely to have (after giving effect to any insurance coverage) a Company Material Adverse Effect.

      (c) Legal Opinion. Parent and Parent Subsidiary shall have received a written opinion from Vinson & Elkins L.L.P., counsel to the Company, to the effect that the Merger and this Agreement have been duly authorized by all necessary company action on the part of the Company.

      SECTION 7.3     Condition to Obligation of the Company. The obligation of the Company to effect the Merger is subject to the fulfillment at or before the Effective Time of the following condition, which may be waived in writing by the Company:

      (a) Representations and Warranties. The representations and warranties of Parent, Parent Subsidiary, and Merger Subsidiary contained in Article IV of this Agreement shall be true and correct in all material respects as of the date of this Agreement and immediately before the Effective Time as though made immediately before the Effective Time (except those representations and warranties that speak of an earlier date, which shall be true and correct in all material respects as of such earlier date); Parent, Parent Subsidiary, and Merger Subsidiary shall have, in all material respects, performed and complied with the agreements and obligations contained in this Agreement required to be performed and complied with by them immediately before the Effective Time; and the Company shall have received a certificate signed by an executive officer of each of Parent and Parent Subsidiary to the effects set forth in this Section 7.3(a).

ARTICLE VIII

TERMINATION

      SECTION 8.1     Termination. This Agreement may be terminated at any time before the Effective Time, whether before or after approval of this Agreement by the Class A Members:

      (a) by written agreement of Parent, Parent Subsidiary, and the Company;

      (b) by Parent and Parent Subsidiary or the Company, if the transactions contemplated hereby shall not have been consummated on or before September 30, 2002 (the “End Date,” as such date may be extended by written agreement of Parent, Parent Subsidiary, and the Company), but only if such failure is not due to the failure of the party seeking to terminate this Agreement to comply in all material respects with its obligations under this Agreement;

      (c) by Parent and Parent Subsidiary, if:

(i) any of the conditions set forth in Section 7.1 or 7.2 become impossible to fulfill on or before the End Date (but only if such failure is not due to the failure of Parent, Parent Subsidiary, or Merger Subsidiary to comply in all material respects with its obligations under this Agreement), and such conditions have not been waived under Section 7.1 or 7.2;

(ii) the Class A Members fail to approve this Agreement and the Merger at the Special Meeting by the vote required by the CLLCA and the Company’s operating agreement; or

(iii) the Board of Directors of the Company withdraws or modifies, in any manner adverse to Parent and Parent Subsidiary, its recommendation of approval of this Agreement and the Merger;

      (d) by the Company, if:

(i) any of the conditions set forth in Section 7.1 or 7.3 become impossible to fulfill on or before the End Date (but only if such failure is not due to the failure of the Company to comply in all material respects with its obligations under this Agreement) and such conditions have not been waived under Section 7.1 or 7.3; or

(ii) the Class A Members fail to approve this Agreement and the Merger at the Special Meeting by the vote required by the CLLCA and the Company’s operating agreement; or

      (e) by the Company, at any time before the Special Meeting, upon written notice to Parent and Parent Subsidiary, if the Board of Directors of the Company has approved a Superior Third-Party Acquisition Offer; but only if, before termination, the Company has complied with Section 6.2(a) and the Company has notified Parent and Parent Subsidiary in writing at least five business days before termination, of its intention to enter into an agreement with respect to a Superior Third-Party Acquisition Offer (the “Intention Notice”) and has provided Parent and Parent Subsidiary with the proposed definitive documentation for such transaction; and only if, during the period of five business days following the Intention Notice, Parent and Parent Subsidiary have failed to submit to the Company during such period a legally binding, executed written offer to enter into an amendment to this Agreement that the Company is capable of accepting for a period of five business days thereafter by executing a copy of the offer document, or, if Parent and Parent Subsidiary have submitted an offer, the Company’s Board of Directors determines in good faith, after consultation with its outside legal counsel and financial adviser, that this Agreement, as proposed to be amended by Parent and Parent Subsidiary pursuant to the offer, is not at least as favorable to the Class A Holders as the Superior Third-Party Acquisition Offer.

      SECTION 8.2 Procedure and Effect of Termination. Upon termination of this Agreement by the Company or Parent and Parent Subsidiary under Section 8.1, written notice shall forthwith be given to the other party or parties and this Agreement shall terminate and the Merger shall be abandoned without further action by any of the parties. If this Agreement is terminated as provided herein, (a) no party hereto shall have any liability or further obligation to any other party to this Agreement, except to the extent that the termination is a result of a willful and material violation by such party of a representation, warranty, covenant, or agreement contained in this Agreement and (b) the Confidentiality Agreement will remain in full force and effect.

ARTICLE IX

GENERAL PROVISIONS

      SECTION 9.1     Termination of Representations and Warranties. The representations and warranties of the parties set forth in this Agreement (including those set forth in the Company Disclosure Schedule) or in any certificate furnished under this Agreement shall not survive the Effective Time.

      SECTION 9.2     Amendment and Modification. To the extent permitted by applicable law, this Agreement may be amended, modified, or supplemented only by written agreement of the parties at any time before the Effective Time with respect to any of the terms contained herein, except that after the Special Meeting the amount of the Merger Consideration may not be decreased from what is provided in Article II and the form of the Merger Consideration may not be other than cash without the approval of the Class A Members.

      SECTION 9.3     Waiver of Compliance; Consents. Any failure of Parent, Parent Subsidiary, or Merger Subsidiary, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement, or condition herein may be waived in writing by the other, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.3.

      SECTION 9.4     Expenses. All expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring or required to pay such expenses as a matter of law.

      SECTION 9.5     Press Releases and Public Announcements. Neither Parent or Parent Subsidiary, on the one hand, nor the Company, on the other, shall issue any press release or make any public announcement relating to the subject matter of this Agreement without prior written approval of the other; provided, however, that each of the Company, Parent, and Parent Subsidiary may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing party will advise the other parties to this Agreement and provide them with a reasonable period of time to comment before making the disclosure).

      SECTION 9.6     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, effective when delivered, or if delivered by express delivery service, effective when delivered, or if mailed by registered or certified mail (return receipt requested), effective three business days after mailing, or if delivered by telecopy, effective when telecopied with confirmation of receipt, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a) If to the Company, to it at:

Minnesota Corn Processors, LLC
901 North Highway 59
Marshall, Minnesota 56258

Telecopy: (507) 537-2642
Telephone: (507) 537-2676
Attention: Secretary and General Counsel

      with a copy to:

Vinson & Elkins L.L.P.
The Terrace 7
2801 Via Fortuna, Suite 100
Austin, Texas 78746

Telecopy: (512) 236-3205
Telephone: (512) 542-8439
Attention: Thomas P. Mason

      (b) If to Parent, Parent Subsidiary, or Merger Subsidiary, to it at:

Archer-Daniels-Midland Company
4666 Faries Parkway
Decatur, Illinois 62526

Telecopy: (217) 424-6196
Telephone: (217) 424-5000
Attention: General Counsel

      SECTION 9.7     Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party without the prior written consent of the other parties. This Agreement is not intended to confer upon any other person except the parties any rights or remedies hereunder.

      SECTION 9.8     Rules of Interpretation. As used in this Agreement,

      (a) “including” means “including without limitation”;

      (b) “person” includes an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an incorporated organization, and a government or any department or agency thereof;

      (c) “affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act;

      (d) “business day” means any day other than a Saturday, Sunday or a day that is a statutory holiday under the laws of the United States or the States of Illinois or Minnesota;

      (e) all dollar amounts are expressed in United States funds;

      (f) the phrase “to the knowledge of the Company” or any similar phrase means the actual knowledge of one or more of the executive officers of the Company; and

      (g) all references to statutes or regulations are deemed to refer to such statutes and regulations as amended from time to time or as superseded by comparable successor statutory provisions.

      SECTION 9.9     Governing Law. This Agreement shall be governed by the laws of the State of Delaware (except to the extent a matter is the proper subject of the CLLCA, in which event that statute shall govern) without giving effect to conflict-of-laws principles.

      SECTION 9.10     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

      SECTION 9.11     Headings; Internal References. The Article and Section headings contained in this Agreement are solely for the purpose of reference, and are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 9.12     Entire Agreement. This Agreement, including the Company Disclosure Schedule and the Confidentiality Agreement, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements and understandings among the parties with respect to such subject matter. There are no restrictions, promises, representations, warranties (express or implied), covenants, or undertakings of the parties in respect of the subject matter set forth herein, other than those expressly set forth or referred to in this Agreement or the Confidentiality Agreement.

      SECTION 9.13     Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms hereof will continue in full force and effect and will in no way be affected, impaired, or invalidated.

      SECTION 9.14     Equitable Remedies. The parties agree that money damages or another remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled, to the fullest extent permitted by law, to an injunction restraining such breach, violation, or default or threatened breach, violation, or default and to any other equitable relief, including specific performance, without bond or other security being required.

      SECTION 9.15     Disclosure Schedule. Matters reflected in the Company Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature that are not required to be reflected in the Company Disclosure Schedule. A disclosure made by the Company in any Section of this Agreement or the Company Disclosure Schedule that is sufficient to reasonably inform Parent and Parent Subsidiary of information required to be disclosed in another Section of this Agreement or the Company Disclosure Schedule in order to avoid a misrepresentation thereunder shall be deemed to have been made with respect to such other Section of this Agreement or the Company Disclosure Schedule.

[Signature Page Follows]

      The parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ARCHER-DANIELS-MIDLAND COMPANY

By:	/s/ DAVID J. SMITH

Name: David J. Smith

Title:	Senior Vice President, General Counsel, and Secretary

MINNESOTA CORN PROCESSORS, LLC

By:	/s/ L. DAN THOMPSON

Name: L. Dan Thompson

Title:	President and CEO

ADM MILLING CO.

By:	/s/ DAVID J. SMITH

Name: David J. Smith

Title:	Vice President and Secretary

ADM ACQUISITION LLC

By:	ARCHER-DANIELS MIDLAND COMPANY

Its: Member

By:	/s/ DAVID J. SMITH

Name: David J. Smith

Title:	Senior Vice President, General Counsel, and Secretary

and

By:	ADM MILLING CO.

Its: Member

By:	/s/ DAVID J. SMITH

Name: David J. Smith

Title:	Vice President and Secretary